UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 7, 2012

DIAMOND FOODS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51439	20-2556965
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Montgomery Street, 13th Floor San Francisco, California	94111-2702
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 445-7444

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a).	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

The Audit Committee of the Board of Directors (“Audit Committee”) of Diamond Foods, Inc. (“Diamond”) has substantially completed its previously announced investigation of Diamond’s accounting for certain crop payments to walnut growers. The investigation focused primarily on whether payments to growers in September 2011 in the amount of approximately $60 million and payments to growers in August 2010 of approximately $20 million were accounted for in the correct periods.

On February 7, 2012, the Audit Committee concluded that such crop payments were not accounted for in the correct periods and that Diamond’s previously issued consolidated financial statements for the fiscal years ended July 31, 2011 and July 31, 2010, the accompanying reports of Diamond’s independent registered public accounting firm, and the previously issued unaudited condensed financial statements for the interim quarterly periods for the fiscal year ended July 31, 2011 and the quarter ended July 31, 2010, should no longer be relied upon. In addition, the Audit Committee determined that Diamond has one or more material weaknesses in its internal control over financial reporting. As a result of these internal control deficiencies, Diamond’s disclosure controls and procedures were not effective as of the fiscal years ended July 31, 2011 and 2010. The Audit Committee has discussed these matters with Diamond’s independent registered public accounting firm.

Although the Audit Committee has concluded that restatements of certain of Diamond’s previously issued financial statements will be required as described above, additional information could be discovered as part of the ongoing investigation or in connection with the preparation of the restated consolidated financial statements that could result in Diamond identifying additional accounting errors. Diamond is working diligently to address control deficiencies and to complete the restatement of Diamond’s financial statements, and to file all required periodic reports with the Securities and Exchange Commission as soon as practicable.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2012, Michael J. Mendes and Steven M. Neil were placed on administrative leave from their positions as President and Chief Executive Officer of Diamond, and Executive Vice President, Chief Financial and Administrative Officer of Diamond, respectively.

On February 7, 2012, the Diamond Board of Directors (“Board”) appointed director Richard G. Wolford to serve as Diamond’s Acting President and Chief Executive Officer. Mr. Wolford, 66, has served as a director of Diamond since April 2011. Mr. Wolford began his career in 1967 in the food industry at Dole Foods, a producer and marketer of fresh and packaged fruit and vegetables, where he held a range of management positions, including President of Dole Packaged Foods from 1982 to 1987. In 1996, he worked with TPG Capital, a private equity partnership, to acquire Del Monte Foods, a manufacturer, distributor and marketer of premium quality, branded food and pet products. He was named Chief Executive Officer and a director of Del Monte Foods in 1997, President of Del Monte Foods in 1998, and was elected Chairman of Del Monte Foods in 2000. He held these positions until his retirement in March 2011. Since September 2011, Mr. Wolford has served on the board of directors of Schiff Nutrition International, Inc., a provider of vitamins, nutritional supplements and nutrition bars, and Advantage Sales and Marketing LLC, a sales and marketing agency. From March 2008 to August 2009, Mr. Wolford served on the Board of Directors of Pulte Homes, Inc. Mr. Wolford holds a B.A. from Harvard University. Mr. Wolford’s compensation arrangements have not yet been determined.

On February 8, 2012, the Board appointed Michael Murphy of Alix Partners, LLP as Diamond’s Acting Chief Financial Officer. Mr. Murphy, age 53, has over twenty-five years of professional experience in providing financial consulting services. He has served as a Managing Director of Alix Partners, a global business consulting firm, since 2005. Mr. Murphy has served in interim officer roles, including Chief Financial Officer, Chief Operating Officer, Chief Administrative Officer, Chief Restructuring Officer and Treasurer. He has extensive experience in a broad range of industries including, consumer business, retail, media, high technology and real estate. Diamond will pay Alix Partners a monthly fee of $100,000 in connection with Mr. Murphy’s service as Diamond’s Acting Chief Financial Officer, and will pay Alix Partners additional fees based on hourly rates for other Alix Partners personnel.

In addition, on February 7, 2012, the Board appointed director Robert J. Zollars to serve as Chairman of the Board. Mr. Zollars has served as the Board’s Lead Independent Director since July 2011.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Diamond Foods, Inc. press release dated February 8, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND FOODS, INC.

Date: February 8, 2012	By:	/s/ Stephen E. Kim
	Name:	Stephen E. Kim
	Title:	Senior Vice President, General Counsel and Human Resources